Exhibit 99.1

                   Tupperware Announces Third Quarter Results

    ORLANDO, Fla.--(BUSINESS WIRE)--Oct. 22, 2003--Tupperware Corporation (NYSE:TUP) announced today for the third quarter ended September 27, 2003, sales in the third quarter increased two percent to $249 million compared to $244 million in the prior year. Excluding foreign currency and the new business model in North America, sales were down five percent compared to last year.
    The third quarter results were breakeven. This is compared to net income of $8 million or 14 cents per diluted share in the prior year, which included five cents from gains on land development. The profit impact of change in the exchange rate for the major currencies has been mostly eliminated by a translation hedging program in effect through 2003.
    "We are rebuilding the sales force size in our North America operation and are starting to see some positive recruiting trends. However, it is expected to take until at least mid 2004 to see positive comparisons in our US business," said Rick Goings, Chairman and Chief Executive Officer. "Third quarter results were slightly better than expected, primarily due to Europe, which continues to have positive momentum," Goings continued.
    The balance sheet improved over the same period last year with a debt-to-total-capital ratio of 62 percent compared to 72 percent, which is on track to achieve approximately 55 percent by year end. Debt declined $70 million to $304 million from $374 million in the same period of the prior year.
    Tupperware will conduct a conference call on Wednesday, October 22, 2003, at 10:00 am Eastern time. The conference call will be simulcast and archived, along with a copy of this news release, at http://www.Tupperware.com.

    Segment Highlights

    Europe

    Sales were $102.2 million, up 22 percent over last year. Excluding foreign currency, sales were up six percent or $5.9 million due to a sales force size advantage of eight percent and an increase in the average active sales force of seven percent over prior year.
    Profits were $11.1 million compared to $1.8 million last year. Excluding a $0.8 million positive foreign currency impact, profits increased $8.5 million compared to the prior year. The sales increase along with better capacity utilization from higher volume led to these profits. Additionally, increased sales resulted in volume-driven efficiencies in promotional expenses.
    Fourth quarter sales comparisons will be negatively impacted by approximately three percent due to prior year business to business transactions that are not expected to be repeated and the elimination of UK sales. Excluding these items, due to the eight percent sales force size advantage, Europe is expected to continue positive momentum as discussed in the second quarter release although at a more moderate pace.

    North America

    Sales were $44.5 million, down 22 percent or $12.3 million compared to prior year. Excluding the new business model impact of $4.7 million and foreign currency, sales were down 35 percent due to a decline in the sales force size of 18 percent and average active sales force of 32 percent compared to prior year.
    The sales decline and lower capacity utilization resulted in a loss of $6.5 million, down $9.7 million from last year.
    Recruiting trends are showing some positive signs; however, it is anticipated to take at least until mid 2004 to regain a sales force size advantage that will change sales trends. In the meantime, the US cost structure is being streamlined through margin improvements and cost reductions to focus on core business activities with anticipated savings of $15-20 million in 2004.

    Asia Pacific

    Sales were $53.7 million, up nine percent or $4.3 million from last year. Excluding foreign currency, sales increased three percent or $1.4 from prior year.
    Profits were $3.2 million, down $2.4 million from last year. Excluding the positive impact of foreign currency, profits were down $3.3 million due to declines in Korea and an unfavorable shift in product mix in Japan to lower margin items.
    The Philippines market is showing sequential improvement with expectations of positive comparisons in the fourth quarter. Korea continues to refine a new compensation plan to convert new recruits into active sellers as recent recruiting has not resulted in additional sales.
    Overall, Asia Pacific is expected to show improvement in operating results in the second half over the first half of 2003.

    Latin America

    Overall, Latin America performed as planned with the exception of some impact from the September flooding in Mexico. Sales were $26.4 million, down 26 percent or $9.4 million compared to the prior year. Excluding the negative impact of foreign currency, sales were down 21 percent or $7.1 million due to a decrease in the sales force size of 18 percent and average active sales force of 21 percent from last year.
    Profits were $1.0 million, down $2.5 million from prior year. Excluding foreign currency, profits were down $1.9 million from last year. Profit declines from sales were partially offset by operating expense reductions.
    Mexico, the primary market in Latin America, was negatively impacted during September by heavy flooding which impacted about half of the sales territories. However, those territories not impacted by flooding performed as anticipated.
    Latin America is expected to show sequential improvement in the fourth quarter.

    BeautiControl North America

    Sales were $22.4 million, up 23 percent from last year due to sales force growth of 22 percent and average active sales force growth of 27 percent compared to prior year.
    Profits were $0.4 million, down $1.0 million from last year. Excluding a one-time benefit in the prior year of $2.3 million related to the resolution of a pre-acquisition contingency, profits improved $1.3 million.
    Sales momentum for BeautiControl is expected to continue with anticipation of improving profit margins.

    Year to Date

    Net income is $20.5 million or 35 cents per diluted share including one cent from gains on land development. This compares to $55.6 million or 95 cents per diluted share last year, which included 15 cents from gains on land development and property less re-engineering costs.
    Sales were up six percent from $782 million to $831 million. Excluding the impact of the North American new business model of $20.5 million and foreign currency, sales were down three percent compared to the prior year.

    Outlook

    As indicated in September, full-year expectations are 76 to 81cents per diluted share, including nine cents positive impact from foreign currency.

    Tupperware Corporation, a $1.1 billion multinational company, is one of the world's leading direct sellers, supplying premium food storage, preparation and serving items to consumers in more than 100 countries through its Tupperware brand. In partnership with over a million independent sales consultants worldwide, Tupperware reaches consumers through informative and entertaining home parties; retail access points in malls and other convenient venues; corporate and sales force Internet web sites; and television shopping. Additionally, premium beauty and skin care products are brought to customers through its BeautiControl brand in North America, Latin America and Asia Pacific. Consumers can access the brands' web sites at http://www.tupperware.com and http://www.beauticontrol.com.

    Tupperware stock is listed on the New York Stock Exchange (NYSE:TUP). Statements contained in this release which are not historical fact and use predictive words such as "outlook" or "target" are forward-looking statements. These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, the ability to obtain all government approvals on land development, the success of buyers in attracting tenants for commercial developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's report on Form 8-K dated April 10, 2001, as filed with the Securities and Exchange Commission.


                         TUPPERWARE CORPORATION
                CONDENSED CONSOLIDATED STATEMENT OF INCOME
                             (UNAUDITED)
(In millions, except per share data)

                       13 Weeks Ended    Reported  Restated  Foreign
                       Sep 27,  Sep 28,     %         %      Exchange
                         2003   2002     Inc (Dec) Inc (Dec)  Impact
                       -----------------------------------------------
SALES
-----
     Europe             $102.2   $84.0      22        6        $12.3
     Asia Pacific         53.7    49.4       9        3          2.9
     Latin America        26.4    35.8     (26)     (21)        (2.3)
     North America (a)    44.5    56.8     (22)     (22)         0.4
     BeautiControl North
      America             22.4    18.3      23       23            -
                         --------------                        -------
                        $249.2  $244.3       2       (3)       $13.3
                         ==============                        =======
SEGMENT PROFIT (LOSS)
---------------------
     Europe (b)          $11.1    $1.8       +        +         $0.8
     Asia Pacific          3.2     5.6     (42)     (50)         0.9
     Latin America         1.0     3.5     (72)     (66)        (0.6)
     North America        (6.5)    3.2       -        -            -
     BeautiControl North
      America              0.4     1.4     (75)     (75)           -
                         --------------                        -------
                           9.2    15.5     (41)     (45)        $1.1
                         --------------                        =======
Unallocated expenses      (4.7)   (2.9)     61
Translation hedge         (1.9)   (0.7)      +
Other income (c)             -     3.6       -
Re-engineering and
 impairment charges (d)      -       -       -
Interest expense, net     (3.7)   (5.5)    (33)
                         --------------

(Loss)/income before
 taxes                    (1.1)   10.0       -
(Benefit from)/provision
 for income taxes         (1.1)    2.0       -
                         --------------

Net income               $   -    $8.0    (100)
                         ==============

Net income per common
 share (diluted)         $   -   $0.14    (100)
                         ==============

Average number of shares  58.5    58.5
                         ==============




                       39 Weeks Ended    Reported  Restated  Foreign
                       Sep 27,  Sep 28,     %         %      Exchange
                         2003    2002    Inc (Dec) Inc (Dec)  Impact
                       -----------------------------------------------
SALES
-----
     Europe             $372.9  $283.5      32        10       $55.8
     Asia Pacific        152.2   146.8       4        (2)        9.3
     Latin America        77.1   109.4     (30)      (21)      (12.1)
     North America (a)   161.8   187.7     (14)      (14)        1.1
     BeautiControl North
      America             66.7    54.9      22        22           -
                         --------------                        -------
                        $830.7  $782.3       6        (1)      $54.1
                         ==============                        =======
SEGMENT PROFIT (LOSS)
---------------------
     Europe (b)          $65.9   $55.4      19         3         8.5
     Asia Pacific         10.4    16.8     (38)      (45)        2.1
     Latin America         1.1    11.1     (90)      (88)       (1.8)
     North America       (19.0)   17.2       -         -         0.1
     BeautiControl North
      America              2.0     4.9     (59)      (59)          -
                         --------------                        -------
                          60.4   105.4     (43)      (47)       $8.9
                         --------------                        =======

Unallocated expenses     (17.0)   (9.4)     81
Translation hedge         (9.7)   (1.8)      +
Other income (c)           1.8     9.4     (81)
Re-engineering and
 impairment charges (d)      -   (17.7)      -
Interest expense, net    (10.2)  (15.9)    (36)
                         --------------

(Loss)/income before
 taxes                    25.3    70.0     (64)
(Benefit from)/provision
 for income taxes          4.8    14.4     (67)
                         --------------

Net income               $20.5   $55.6     (63)
                         ==============

Net income per common
 share (diluted)         $0.35   $0.95     (63)
                         ==============

Average number of shares  58.4    58.8
                         ==============


(a) The new business model that started in 2001 results in a higher company sales price that includes the margin that was previously realized by the distributors who are now compensated with a commission. For 2003, this represents an increase in the selling price of $11.1 and $34.1 million in the third quarter and year-to-date, respectively. For 2002, this represents an increase in the selling price of $6.4 and $13.6 million in the third quarter and year-to-date, respectively.

(b) Europe's segment profit for the year-to-date period in 2002 includes $21.9 million pretax ($14.2 million after tax) of gain on the sale of the Spanish manufacturing facility.

(c) Other income of $1.8 million pretax ($1.2 million after tax) year-to-date includes a gain of $1.2 million ($0.7 million after tax) in the continuation of the Company's program to sell land held for development near the Company's Orlando, Florida headquarters site and a $0.6 million ($0.5 million after tax) gain for premiums on options for the right to put the Company into two interest rate swap agreements, which expired unexercised . The Company had other income of approximately $3.6 million ($2.3 million after tax) in the third quarter of 2002 on land development near its Orlando, Florida headquarters site. Other income for 2002 of $9.4 million pretax ($5.9 million after tax) for the year-to-date period represents gains on the sale of the Company's convention center and land held for development near the Company's Orlando, Florida headquarters site.

(d) The re-engineering and impairment charge line item of $17.7 million pretax ($12.7 million after tax) year-to-date 2002 primarily relates to costs for severance associated with the consolidation of European operations and the establishment of regional areas. It also included severance and impairment costs related to downsizing of Japanese and Mexican marketing and manufacturing operations.


                        TUPPERWARE CORPORATION
                  CONSOLIDATED STATEMENT OF INCOME
                             (UNAUDITED)

                                     13 Weeks Ended    39 Weeks Ended
                                     Sep 27, Sep 28,   Sep 27, Sep 28,
(In millions, except per share data)  2003    2002      2003    2002
                                     ---------------------------------

Net sales (a)                        $249.2  $244.3    $830.7  $782.3
Cost of products sold                  88.5    82.8     286.4   257.3
                                     ---------------------------------
Gross margin                          160.7   161.5     544.3   525.0

Delivery, sales and administrative
 expense                              156.4   148.6     500.6   451.0
Re-engineering and impairment
 charge (b)                               -       -         -    17.7
                                     ---------------------------------
Operating income                        4.3    12.9      43.7    56.3

Interest income                         0.4     0.6       1.4     1.7
Other income (c)                          -     3.6       1.8    31.3
Interest expense                        4.1     6.1      11.6    17.6
Other expense                           1.7     1.0      10.0     1.7
                                     ---------------------------------

(Loss)/income before income taxes      (1.1)   10.0      25.3    70.0
(Benefit from)/provision for
 income taxes                          (1.1)    2.0       4.8    14.4
                                     ---------------------------------
Net income                             $  -    $8.0     $20.5   $55.6
                                     =================================

Net income per common share:

Basic                                  $  -   $0.14     $0.35   $0.96
                                     =================================

Diluted                                $  -   $0.14     $0.35   $0.95
                                     =================================


(a) The new business model that started in 2001 results in a higher company sales price that includes the margin that was previously realized by the distributors who are now compensated with a commission. For 2003, this represents an increase in the selling price of $11.1 and $34.1 million in the third quarter and year-to- date, respectively. For 2002, this represents an increase in the selling price of $6.4 and $13.6 million in the third quarter and year-to-date, respectively.

(b) The re-engineering and impairment charge line item of $17.7 million pretax ($12.7 million after tax) year-to-date 2002 primarily relates to costs for severance associated with the consolidation of European operations and the establishment of regional areas. It also included severance and impairment costs related to downsizing of Japanese and Mexican marketing and manufacturing operations.

(c) Other income of $1.8 million pretax ($1.2 million after tax) year-to-date includes a gain of $1.2 million ($0.7 million after tax) in the continuation of the Company's program to sell land held for development near the Company's Orlando, Florida headquarters site and a $6 million ($0.5 million after tax) gain for premiums on options for the right to put the Company into two interest rate swap agreements, which expired unexercised . The Company had other income of approximately $3.6 million ($2.3 million after tax) in the third quarter of 2002 on land development near its Orlando, Florida headquarters site. Other income for year to date 2002 of $31.3 million pretax ($20.1 million after tax) represents gains on the sale of the Spanish manufacturing facility, the Company's convention center and land held for development near the Company's Orlando, Florida headquarters site.



                       TUPPERWARE CORPORATION
                     CONSOLIDATED BALANCE SHEET
                              ASSETS
                            (UNAUDITED)


                                                      Sept 27, Dec 28,
(In millions)                                           2003    2002
                                                      ----------------

 Cash and cash equivalents                              $15.0   $32.6


 Accounts receivable                                    130.3   139.8
   Less allowances for doubtful accounts                (26.7)  (36.6)
                                                      ----------------
                                                        103.6   103.2

 Inventories                                            170.0   148.2
 Deferred income tax benefits                            51.4    44.1
 Prepaid expenses and other assets                       43.4    32.0
                                                      ----------------
   Total current assets                                 383.4   360.1
                                                      ----------------

 Deferred income tax benefits                           134.5   124.8

 Property, plant and equipment                        1,036.4   981.1
   Less accumulated depreciation                       (816.9) (752.2)
                                                      ----------------

                                                        219.5   228.9

 Long-term receivables, net of allowances of
   $24.9 million at September 27, 2003 and
   $12.4 million at December 28, 2002                    43.2    39.6
 Goodwill, net of accumulated amortization of
   $1.6 million at  September 27, 2003 and
   December 28, 2002                                     56.2    56.2

 Other assets                                            20.8    21.0
                                                      ----------------

   Total assets                                        $857.6  $830.6
                                                      ================



                       TUPPERWARE CORPORATION
                     CONSOLIDATED BALANCE SHEET
                LIABILITIES AND SHAREHOLDERS' EQUITY
                             (UNAUDITED)


                                                     Sept 27,  Dec 28,
In millions, except per share amounts)                 2003     2002
                                                     -----------------

 Accounts payable                                     $67.7    $89.3
 Short-term borrowings and current
   portion of long-term debt                           38.8     21.2
 Accrued liabilities                                  189.9    172.5
                                                     -----------------

   Total current liabilities                          296.4    283.0
                                                     -----------------

 Long-term debt                                       265.5    265.1
 Accrued post-retirement benefit cost                  36.9     35.7
 Other liabilities                                     75.1     69.3
 Commitments and contingencies
 Shareholders' equity:
   Preferred stock, $0.01 par value, 200,000,000
     shares authorized; none issued                       -        -
   Common stock, $0.01 par value, 600,000,000
     shares authorized; 62,367,289 shares issued        0.6      0.6
   Paid-in capital                                     22.9     22.8
   Subscription receivable                            (21.2)   (21.2)
   Retained earnings                                  516.0    535.3
   Treasury stock, 3,930,637 shares at
     September 27, 2003 and 4,006,381 shares at
     December 28, 2002 at cost                       (108.1)  (110.2)
   Unearned portion of restricted stock issued
      for future service                               (0.1)    (0.1)
   Accumulated other comprehensive loss              (226.4)  (249.7)
                                                     -----------------

   Total shareholders' equity                         183.7    177.5
                                                     -----------------

   Total liabilities and shareholders' equity        $857.6   $830.6
                                                     =================



                       TUPPERWARE CORPORATION
                CONSOLIDATED STATEMENT OF CASH FLOWS
                             (UNAUDITED)

                                                     39 weeks ended
                                                   Sept 27,  Sept 28,
(In millions)                                        2003     2002
                                                   -------------------

OPERATING ACTIVITIES
     Net income                                     $20.5     $55.6
     Adjustments to reconcile net income to net
      cash provided by operating activities:
         Depreciation and amortization               39.7      35.6
         Net gain on sale of assets                  (0.6)    (31.1)
         Non-cash impact of re-engineering
          and impairment charge                         -       1.3
     Changes in assets and liabilities:
       Decrease in accounts receivable                5.0       3.4
       Increase in inventories                      (13.6)    (14.6)
       Decrease in accounts payable and
        accrued liabilities                          (3.7)    (25.6)
       Decrease in income taxes payable              (7.7)     (6.9)
       (Increase) decrease in net deferred
         income taxes                               (17.2)      4.3
       Net cash impact from hedge activity            8.7      (0.8)
          Other, net                                 (8.2)      1.5
                                                   -------------------

       Net cash provided by operating activities     22.9      22.7
                                                   -------------------

INVESTING ACTIVITIES
     Capital expenditures                           (26.9)    (31.7)
     Proceeds from disposal of property, plant &
      equipment                                       4.3      39.2
                                                   -------------------

       Net cash (used in) provided by investing
        activities                                  (22.6)      7.5
                                                   -------------------

FINANCING ACTIVITIES
     Dividend payments to shareholders              (38.5)    (38.4)
     Proceeds from exercise of stock options          0.9       4.2
     Net increase in short-term debt                 33.3       1.4
     Payment of long-term debt                      (15.0)        -
                                                   -------------------

       Net cash used in financing activities        (19.3)    (32.8)
                                                   -------------------

Effect of exchange rate changes on cash and
 cash equivalents                                     1.4       1.7
                                                   -------------------

Net decrease in cash and cash equivalents           (17.6)     (0.9)

Cash and cash equivalents at beginning of period     32.6      18.4
                                                   -------------------

Cash and cash equivalents at end of period          $15.0     $17.5
                                                   ===================



                       TUPPERWARE CORPORATION
                      SUPPLEMENTAL INFORMATION
                 Third Quarter Ended September 2003

Sales Force Statistics (a):
Segment             DIST.  % CHG.   AVG.    % CHG.   TOTAL   % CHG.
                                   ACTIVE
----------------------------------------------------------------------
Europe               695      -    50,731      7    211,249     8
Asia Pacific (b)     656     (6)   42,511      3    341,729    (6)
Latin America        199    (14)   59,070    (21)   303,386   (18)
North America        363      2    15,384    (32)   112,410   (18)
                   ------         -------           -------
 Tupperware        1,913          167,696           968,774
BeautiControl N.A.   n/a     n/a   25,126     27     73,292    22
                   ------         -------           -------
 Total (b)         1,913      (3) 192,822     (6) 1,042,066    (7)
                   ======         =======         =========

(a) As collected by the Company and provided by distributors
(b) Sales force statistics in Asia Pacific have evolved to include individuals that are more customers, than sellers. This quarter these customer members have been reclassified to improve the sales force to sales trends relationship. There is no impact on sales. Prior year amounts reclassified:

                     From        To
                  --------------------
Asia Pacific
  Sales Force      461,396    363,855
  Average Active    42,644     41,291
Total
  Sales Force    1,223,003  1,125,462
  Average Active   206,798    205,445

         UNAUDITED SELECTED FINANCIAL DATA THIRD QUARTER 2003


                          (In millions)
Cash                      15.0     Total Debt to Capital Ratio     62%
Net Current Receivables  103.6     Equity                       183.7
Net Inventory            170.0     Capital Expenditures           9.5
Short-Term Debt           38.8     Depreciation and Amortization 13.3
Long-Term Debt           265.5


    CONTACT: Tupperware Corporation, Orlando
             Jane Garrard, 407-826-4522